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                                                                     Exhibit 2.3

                                AMENDMENT NO. 2
                        TO AGREEMENT AND PLAN OF MERGER
                         Dated as of November 24, 1998


     TM Transitory Merger Corporation, a Michigan corporation ("BUYER"), TISM, Inc., a Michigan corporation ("TISM") and Mr. Thomas S. Monaghan (the "PRINCIPAL STOCKHOLDER"), individually and as trustee of The Thomas S. Monaghan Living Trust, hereby agree as follows:

1.   Reference to the Merger Agreement: Definitions.  Reference is made to the
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     Agreement and Plan of Merger dated as of September 25, 1998 (as amended by
     Amendment No. 1 thereto dated November 24, 1998, the "MERGER AGREEMENT"), among Buyer, TISM and the Principal Stockholder. Terms defined in the Merger Agreement and not otherwise defined herein are used herein as so defined.

2.   Amendments to Merger Agreement.  The Merger Agreement is hereby amended as
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     follows:

     (a) Section 1.01(a) is hereby amended to include the following after the definition of "CONTINGENT NOTE": "'DEFERRED AMOUNTS' shall mean the aggregate Deferred Amounts as defined in the Amendments to Bonus Agreements dated as November 23, 1998 between the Company and each of Pat Kelly, Stuart Mathis, Gary McCausland, Harry Silverman and Michael Soignet."

     (b) Section 1.01(a) is hereby amended by replacing the definition of "NET PURCHASE PRICE" with the following: "'NET PURCHASE PRICE' means (i) the Purchase Price minus (ii) (A) the total Indebtedness of TISM, the Company and the Subsidiaries immediately prior to the Effective Time and (B) the Deferred Amounts."

     (c) Section 2.05 is hereby amended to add the following sentence following the last sentence of Section 2.05(a). "Notwithstanding anything herein to the contrary, the Closing Capitalization Amount shall not reflect any liabilities in connection with the Company Transaction Expenses or Deferred Amounts."

     (d)  Section 9.03(e) is amended by replacing the first sentence of such
          Section 9.03(e) with the following sentence:

          "Buyer shall promptly pay, upon actual realization, to the Principal Stockholder for distribution to the former stockholders of TISM as part of the Merger Consideration amounts equal to the amounts by


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          which the total Tax liability of TISM, the Surviving Corporation, the
          Company or any Subsidiary is reduced as a result of Tax deductions or other Tax benefits resulting from (i) payments made on the Closing Date of Company Transaction Expenses and (ii) payments, whenever made, of the Deferred Amounts."

3.   Waiver under Merger Agreement.  Reference is made to the attached form of
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     Agreements among Domino's Pizza, Inc. and each of Pat Kelly, Stuart Mathis,
     Gary McCausland, Harry Silverman and Michael Soignet (the "AMENDED SALE BONUS AGREEMENTS"). Buyer hereby waives the provisions of the Merger Agreement solely to the extent necessary to permit the execution and delivery of the Amended Sale Bonus Agreements.

4.   Miscellaneous.  Except to the extent specifically amended or waived hereby,
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     the provisions of the Merger Agreement have not been otherwise amended or waived, and the Merger Agreement as amended and waived hereby is hereby confirmed as being in full force and effect. This Amendment may be executed in number of counterparts which together shall constitute one instrument, and shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of law rules of such state. This Agreement shall become effective when each party hereby shall have received a counterpart hereof signed by each other party hereto.

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     In WITNESS WHEREOF, the parties have executed and delivered this Amendment
No. 2 to the Merger Agreement or caused this Amendment No. 2 to the Merger Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                        TM TRANSITORY MERGER CORPORATION


                                        By:  /s/ Andrew Balson
                                             ---------------------------------
                                             Name:  Andrew Balson
                                             Title: President, Secretary and
                                                    Treasurer

                                        TISM, INC.


                                        By:  /s/ Thomas S. Monaghan
                                             ---------------------------------
                                             Name:  Thomas S. Monaghan
                                             Title: Chairman and CEO


                                        /s/ Thomas S. Monaghan
                                        --------------------------------------
                                        THOMAS S. MONAGHAN,
                                        Individually and as Trustee

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